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                                                                    Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:
---------------------


                              BUFFTON CORPORATION
                              ANNOUNCES AGREEMENT
                    TO SELL POWER QUALITY PRODUCTS BUSINESS


     FORT WORTH, TEXAS, February 17, 1997 - Robert H. McLean, Chairman of the Board and Chief Executive Officer of Buffton Corporation (ASE-"BFX"), announced today that it has entered into an agreement for the sale of all of the assets of Current Technology, Inc., the Company's power quality products business, to Danaher Corporation, of Washington, D. C., for $25,500,000 in cash and assumption of certain liabilities.

     Mr. McLean stated, "The sale has been approved by the Company's Board of Directors and, along with a recommendation from the Board of Directors, is to be submitted to the stockholders of the Company for approval at the Company's 1997 Annual Meeting of Stockholders to be held in the Spring of this year."

     In making the announcement, Mr. McLean stated, "Management of the Company has made the decision to concentrate its efforts on the hospitality industry with particular emphasis on concepts that feature quality food and beverage. The sale of our power quality products business will allow us to focus all of our attention on our hospitality operations and will provide us with sufficient capital to finance significant growth going forward."

     Mr. McLean further stated, "In connection with the sale, we will also submit to our stockholders at the 1997 Annual Meeting of Stockholders a proposal to change the name of the Company to BFX Hospitality Group, Inc.

     Mr. McLean continued, "Danaher Corporation is engaged in two principal businesses, Tools and Components and Process/Environmental Controls, with 11,600 employees worldwide. Danaher is the parent company of Joslyn Corporation, which is primarily engaged in power quality products."

     Mr. McLean stated, "We are very optimistic about this sale to Danaher. We believe that Danaher's focus and commitment to the power protection business will offer a much brighter future to the employees of our power quality products business."

     Buffton Corporation is a diversified group of companies with operations in the Hospitality and Electrical Products industries whose shares are traded on the American Stock Exchange under the trading symbol "BFX".


For more information, contact:
Robert Korman, Vice President & Chief Financial Officer
226 Bailey Avenue, Suite 101
Fort Worth, Texas 76107
817/332-4761